Exhibit 99.2

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

Select Medical Corporation Announces
Mutual Termination of Agreement and Plan of Merger
     MECHANICSBURG, PENNSYLVANIA — November 12, 2007 — Select Medical Corporation (“Select”) today announced that it and CORA Health Services, Inc. (“CORA”) have mutually agreed to terminate the Agreement and Plan of Merger entered into by the parties on October 1, 2007, pursuant to which Select was to acquire the business of CORA.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select currently operates 85 long-term acute care hospitals and four acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 1,021 locations in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Investor inquiries:
Joel Veit, 717/972-1100